Exhibit 99.1

HDS International Enters Agreement with CMGO for Good Gaming
ST. LOUIS, MO -- November 9, 2015 -- InvestorsHub NewsWire -- HDS International Corp. (OTC: HDSI), a technology development company, announced today that it has entered into a definitive agreement to acquire Good Gaming from CMG Holdings Group, Inc. (CMGO). CMGO and HDSI have signed an agreement to remove the SirenGPS business from HDSI and to acquire Good Gaming, a majority-owned CMGO subsidiary, into HDSI. The transaction is designed to allow Good Gaming to achieve its potential as a standalone, pure-play cash tournament gaming platform, targeting the over 200 million eSports players and participants worldwide.
A new management team and Board for HDSI will be put in place during a short transition period. Paul Rauner, current CEO and Director of HDSI, will resign his position to complete that transition, with SirenGPS and its employees retaining a small equity ownership in the public entity. As a second step, after this transition period, HDSI will complete an asset purchase of the Good Gaming platform, intellectual property, software code, and other assets. Additionally, CMGO intends to cancel the reverse split recently petitioned by HDSI, and will apply for a new name and ticker change following the completion of the asset purchase later this month.
Departing Chief Executive Officer Paul Rauner explained the transaction saying: We took control of HDSI based on representations from certain finance facilities; commitments to provide the funding our business required to achieve the sort of growth that would support the public company structure. While we were able to achieve significant milestones over the past six months, you simply cannot effectively bring a new business to market without adequate financing. Despite a commitment from our primary funding partner for $600,000 to be invested over a period of six months, we received only $75,000, and a significant portion of that money was paid directly to the vendors that maintain the public vehicle. After deducting payments to maintain HDSIs public company filing obligations and the costs of the change in control, this left approximately $12,500 for operations. Meanwhile our funding partner profited by selling almost 500 million shares through the conversion of aged debt issued by the Company prior to our time with HDSI. Aware of our obligation to HDSIs shareholders, we actively explored every avenue available to create shareholder value including litigation. We are excited that we were able to negotiate a deal with CMGO for Good Gaming. Of the options we considered, Good Gaming represents the greatest potential for HDSI shareholders: a favorable transaction in a really attractive market sector. We are impressed with Good Gamings management team and their prospects and believe that this transaction will mean good things for HDSI and its shareholders.
For additional information about HDSI, please refer to the Companys regulatory filings at www.sec.gov.
Forward-Looking Statements
Statements not historical in nature, are intended, and are hereby identified as, "forward-looking statements". Forward-looking statements may be identified by words including "anticipate," "believe," "intends," "estimates," "expect," and similar expressions. The Company cautions readers that forward-looking statements including, without limitation, those relating to future business prospects are subject to risks and uncertainties that could cause actual results to differ materially from projections, estimates or aspirations, due to factors such as those relating to economic, governmental, technological, and any risks and factors identified from time to time in the Company's reports filed with the SEC.
CONTACT INFORMATION
HDS International Corp.
314-329-5210
info@hdsicorp.com